SkyTerra Communications, Inc. 19 West 44th Street, Suite 507 New York, New York 10036	Contact: Robert Lewis Senior Vice President and General Counsel 212-730-7540 info@skyterracom.com

SkyTerra Issues Update on Proposed MSV and TerreStar Consolidation

New York, New York, February 2, 2006 – As previously announced, SkyTerra Communications, Inc. (OTC:SKYT) has been pursuing transactions that, if consummated, would result in the consolidation of the ownership of Mobile Satellite Ventures LP (the MSV Joint Venture) and TerreStar Networks, Inc. (TerreStar). To that end, on September 22, 2005, SkyTerra executed a non-binding letter of intent with Motient Corporation (Motient) and the other partners in the MSV Joint Venture and the other stockholders of TerreStar that proposed the basic terms of a consolidation of the ownership of the respective businesses.

While SkyTerra believes the goals of the previously announced consolidation transactions remain in the best interests of the owners of the MSV Joint Venture and TerreStar, including SkyTerra, the structure previously announced for accomplishing these goals will likely need to be modified and that the previously announced consolidation transactions are unlikely to occur as previously contemplated or announced.

SkyTerra is continuing discussions with Motient and the other partners in the MSV Joint Venture and the other stockholders of TerreStar regarding a variety of potential structures to effect the consolidation of ownership of the MSV Joint Venture and TerreStar. Consummation of any consolidation transactions will require successful completion of due diligence, negotiation and execution of definitive documentation and various regulatory approvals, and may also require the approval of the stockholders of one or more of the parties to the transactions. SkyTerra can provide no assurances that any consolidation transaction will be consummated, or that the required corporate or regulatory approvals will be obtained.

FORWARD-LOOKING AND CAUTIONARY STATEMENTS

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to the SkyTerra's future performance, operating results, strategy, plans and other future events. Such statements generally include words such as would, could, can, anticipate, believe, expect, seek, pursue, proposed, potential and similar words and terms, in connection with any discussion of future results, including SkyTerra's plans to consummate transactions to consolidate the ownership of the MSV Joint Venture and TerreStar. Forward-looking statements involve a number of assumptions, risks, and uncertainties, any of which may cause actual results to differ materially from the anticipated, estimated, or projected results referenced in the forward-looking statements. In particular, the forward-looking statements of SkyTerra are subject to the following risks and uncertainties: difficulties, delays, unexpected costs or the inability to reach definitive documents with respect to, or consummate the transactions referred to in this press release; the success and timing of new products and services; changes in political, economic, or industry conditions; the unfavorable resolution of material legal proceedings; the impact and timing of technological changes and the adequacy of intellectual property protection; the impact of legislative and regulatory actions, including without limitation, actions by the Federal Communications Commission; and terrorist activities, international hostilities or natural disasters, which may affect the general economy as well as the satellite and other communications markets. We assume no obligation to update or supplement our forward-looking statements.

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